                                                                  EXHIBIT 10.1


                                                            EXECUTION COPY







               STOCK PURCHASE AND INDEMNIFICATION AGREEMENT

                                   AMONG

                      BOOTH CREEK SKI HOLDINGS, INC.,

                          FIBREBOARD CORPORATION,

    TRIMONT LAND COMPANY, SIERRA-AT-TAHOE, INC. AND BEAR MOUNTAIN, INC.



                       DATED AS OF NOVEMBER 26, 1996


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                             TABLE OF CONTENTS


                                                                   PAGE(S)
                                                                   -------
Section 1 DEFINED TERMS. . . . . . . . . . . . . . . . . . . . . . . .   2

Section 2 BASIC TRANSACTION. . . . . . . . . . . . . . . . . . . . . .   2
     2.1  Purchase and Sale of Acquired Shares . . . . . . . . . . . .   2
     2.2  Purchase Price . . . . . . . . . . . . . . . . . . . . . . .   2
     2.3  Purchase Price Adjustments . . . . . . . . . . . . . . . . .   3

Section 3 THE CLOSING. . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.1  The Closing. . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.2  Deliveries and Actions Prior to Closing. . . . . . . . . . .   6
     3.3  Deliveries and Instructions at Closing . . . . . . . . . . .   6
     3.4  Timing . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

Section 4 REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . .   8
     4.1  Organization . . . . . . . . . . . . . . . . . . . . . . . .   8
     4.2  Authorization. . . . . . . . . . . . . . . . . . . . . . . .   9
     4.3  Noncontravention . . . . . . . . . . . . . . . . . . . . . .   9
     4.4  Financial Statements . . . . . . . . . . . . . . . . . . . .  10
     4.5  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . .  10
     4.6  Personal Property Assets . . . . . . . . . . . . . . . . . .  11
     4.7  Real Property. . . . . . . . . . . . . . . . . . . . . . . .  11
     4.8  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .  11
     4.9  Assets Used in the Conduct of the Business . . . . . . . . .  11
     4.10 Customers' Passes. . . . . . . . . . . . . . . . . . . . . .  12
     4.11 Personnel Identification . . . . . . . . . . . . . . . . . .  12
     4.12 Employee Benefits. . . . . . . . . . . . . . . . . . . . . .  12
     4.13 Capitalization . . . . . . . . . . . . . . . . . . . . . . .  13
     4.14 Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.15 Brokers' Fees. . . . . . . . . . . . . . . . . . . . . . . .  15
     4.16 Non-Foreign Persons. . . . . . . . . . . . . . . . . . . . .  16

Section 5 REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . .  16
     5.1  Organization of Buyer. . . . . . . . . . . . . . . . . . . .  16
     5.2  Authorization of Transaction . . . . . . . . . . . . . . . .  16
     5.3  Noncontravention . . . . . . . . . . . . . . . . . . . . . .  16
     5.4  Brokers' Fees. . . . . . . . . . . . . . . . . . . . . . . .  17
     5.5  Financing. . . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.6  Investment Intent. . . . . . . . . . . . . . . . . . . . . .  17

Section 6 PRE-CLOSING COVENANTS. . . . . . . . . . . . . . . . . . . .  18


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     6.1  General. . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     6.2  Notices and Consents . . . . . . . . . . . . . . . . . . . .  18
     6.3  Operation of Businesses. . . . . . . . . . . . . . . . . . .  19
     6.4  Preservation of Business . . . . . . . . . . . . . . . . . .  19
     6.5  Notice of Developments . . . . . . . . . . . . . . . . . . .  19
     6.6  Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . .  20
     6.7  Access to Employees and Information. . . . . . . . . . . . .  20
     6.8  Employees and Compensation . . . . . . . . . . . . . . . . .  20

Section 7 CONDITIONS TO OBLIGATION TO CLOSE. . . . . . . . . . . . . .  21
     7.1  Conditions to Obligation of Buyer. . . . . . . . . . . . . .  21
     7.2  Conditions to Obligation of Seller . . . . . . . . . . . . .  23

Section 8 TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . .  24
     8.1  Termination of Purchase Agreement. . . . . . . . . . . . . .  24
     8.2  Effect of Termination. . . . . . . . . . . . . . . . . . . .  25
     8.3  Disposition of the Deposit . . . . . . . . . . . . . . . . .  26

Section 9 POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . .  26
     9.1  General. . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     9.2  Access . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     9.3  Litigation Support . . . . . . . . . . . . . . . . . . . . .  28
     9.4  Transition . . . . . . . . . . . . . . . . . . . . . . . . .  28
     9.5  Corporate Names. . . . . . . . . . . . . . . . . . . . . . .  28

Section 10 INDEMNIFICATION AND REMEDIES. . . . . . . . . . . . . . . .  29
     10.1 Survival; Exclusivity. . . . . . . . . . . . . . . . . . . .  29
     10.2 Indemnification Provisions for Buyer's Benefit . . . . . . .  29
     10.3 Indemnification Provisions for Seller's Benefit. . . . . . .  30
     10.4 Purchase "AS IS" . . . . . . . . . . . . . . . . . . . . . .  30
     10.5 Cross-indemnifications and Release . . . . . . . . . . . . .  31
          (a)  Indemnification of Buyer and Acquired Corporations
               by Seller . . . . . . . . . . . . . . . . . . . . . . .  31
          (b)  Indemnification and Release of Seller by Acquired
                Corporations and Buyer . . . . . . . . . . . . . . . .  31
     10.6 Matters Involving Third Parties. . . . . . . . . . . . . . .  32
     10.7 Determination of Loss. . . . . . . . . . . . . . . . . . . .  33
     10.8 Payment. . . . . . . . . . . . . . . . . . . . . . . . . . .  33

Section 11  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . .  33
     11.1 No Third-Party Beneficiaries . . . . . . . . . . . . . . . .  33
     11.2 Entire Agreement . . . . . . . . . . . . . . . . . . . . . .  33
     11.3 Succession and Assignment. . . . . . . . . . . . . . . . . .  34
     11.4 Counterparts . . . . . . . . . . . . . . . . . . . . . . . .  34
     11.5 Headings . . . . . . . . . . . . . . . . . . . . . . . . . .  34


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     11.6 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     11.7 Governing Law. . . . . . . . . . . . . . . . . . . . . . . .  35
     11.8 Amendments and Waivers . . . . . . . . . . . . . . . . . . .  35
     11.9 Severability . . . . . . . . . . . . . . . . . . . . . . . .  36
     11.10 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .  36
     11.11 Construction. . . . . . . . . . . . . . . . . . . . . . . .  36
     11.12 Incorporation of Exhibits, Schedules and Appendices . . . .  37
     11.13 Employee Benefits Matters . . . . . . . . . . . . . . . . .  37
     11.14 Employment. . . . . . . . . . . . . . . . . . . . . . . . .  39
     11.15 Taxes and Related Matters . . . . . . . . . . . . . . . . .  39
     11.16 Payment of BML Earn-Out . . . . . . . . . . . . . . . . . .  43
     11.17 Promotional Programs. . . . . . . . . . . . . . . . . . . .  43
     11.18 Nonsolicitation of Employees. . . . . . . . . . . . . . . .  43
     11.19 Guarantee by Buyer. . . . . . . . . . . . . . . . . . . . .  43









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                    APPENDICES, EXHIBITS AND SCHEDULES


 APPENDICES

     1    . . . . . . . . . . . . . . . Defined Terms
     2    . . . . . . . . . . . . . . . Disclosure Schedule
     3    . . . . . . . . . . . . . . . Acquired Assets
     4    . . . . . . . . . . . . . . . Excluded Assets
     5    . . . . . . . . . . . . . . . Consents
     6    . . . . . . . . . . . . . . . Calculation of Net Working Capital at
                                        October 26, 1996


 EXHIBITS

     A    . . . . . . . . . . . . . . . Allocation Schedule
     B    . . . . . . . . . . . . . . . Escrow Agreement
     C    . . . . . . . . . . . . . . . Financial Statements
     D    . . . . . . . . . . . . . . . Opinion of Seller's Counsel
     E    . . . . . . . . . . . . . . . Form of Withholding Certificate
     F    . . . . . . . . . . . . . . . Opinion of Buyer's Counsel
     G    . . . . . . . . . . . . . . . Employment Agreements


 SCHEDULES

     2.3  . . . . . . . . . . . . . . . Adjustments to Net Working Capital
     4.10 . . . . . . . . . . . . . . . Customer Passes
     4.11-A . . . . . . . . . . . . . . Personnel Identification
     4.11-B . . . . . . . . . . . . . . Personnel on Leave
     4.12 . . . . . . . . . . . . . . . Employee Benefits Matters
     11.16  . . . . . . . . . . . . . . BML Earn-Out







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    THIS STOCK PURCHASE AND INDEMNIFICATION AGREEMENT (this "Purchase
Agreement") is entered into as of November __, 1996 (the "Effective Date"), by and among BOOTH CREEK SKI HOLDINGS, INC., a Delaware corporation ("Buyer"), FIBREBOARD CORPORATION, a Delaware corporation ("Fibreboard" or "Seller"), TRIMONT LAND COMPANY, a California corporation doing business as Northstar-at-Tahoe ("Northstar"), SIERRA-AT-TAHOE, INC., a Delaware corporation ("Sierra"), and BEAR MOUNTAIN, INC., a Delaware corporation ("Bear Mountain"). Northstar, Sierra and Bear Mountain are referred to collectively herein as the "Acquired Corporations" or the "Resort Group," and Buyer, Fibreboard and Acquired Corporations are referred to collectively herein as the "Parties."

    WHEREAS, each of the Acquired Corporations is a wholly owned subsidiary of Fibreboard; and

    WHEREAS, Northstar is engaged in the ownership and operation of a ski resort by the name of "Northstar-at-Tahoe," a golf course, a conference center and other facilities and properties, all located near the City of Truckee, California (the "Northstar Business"); and

    WHEREAS, Bear Mountain is engaged in the ownership and operation of a ski resort by the name of "Bear Mountain Ski Resort," a golf course by the name of "Bear Mountain Golf Course" and other facilities and properties, all located near the City of Big Bear Lake, California (the "Bear Mountain Business"); and

    WHEREAS, Sierra is engaged in the ownership and operation of a ski resort by the name of "Sierra-at-Tahoe Ski Resort" and other facilities and properties, all located near the City of South Lake Tahoe, California (the "Sierra Business"; together with the Northstar Business and the Bear Mountain Business, the "Businesses"); and


                                     -1-

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    WHEREAS, each Acquired Corporation owns or leases real property and certain tangible and intangible assets used in its Business, including without limitation, buildings and improvements, machinery and equipment, vehicles, retail inventory, non-retail inventory, intellectual property, contract rights, timber and water rights and prepaid expenses and receivables; and

    WHEREAS, each of Bear Mountain and Sierra has obtained a special use permit (or permits) from the Department of Agriculture--Forest Service granting the right to use certain real property in order to operate its Business; and

    WHEREAS, Buyer desires to purchase all of the issued and outstanding shares of capital stock of each of the Acquired Corporations ("Acquired Shares") and to assume certain Liabilities associated with the Businesses, and Fibreboard desires to sell and transfer to Buyer the Acquired Shares and to accept responsibility for certain Liabilities associated with the Businesses, all as more fully set forth below:

    NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                SECTION 1

                              DEFINED TERMS


    Terms in this Purchase Agreement with initial letters capitalized shall have their respective meanings as set forth in APPENDIX 1 attached hereto.


                                     -2-

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                                SECTION 2

                            BASIC TRANSACTION


    2.1 PURCHASE AND SALE OF ACQUIRED SHARES. On and subject to the terms and conditions of this Purchase Agreement, Buyer agrees to purchase from Fibreboard, and Fibreboard agrees to sell, transfer, convey and deliver to Buyer all of the Acquired Shares at the Closing in exchange for the Purchase Price, as adjusted pursuant to Section 2.3 of this Purchase Agreement.

    2.2 PURCHASE PRICE. Buyer agrees to pay to Fibreboard (pursuant to the provisions of Section 3) One Hundred Fourteen Million dollars ($114,000,000.00) (the "Purchase Price") by delivery of cash payable by wire transfer or delivery of other funds which shall be immediately available to Fibreboard as of the Closing. The Purchase Price reflects reimbursement to Fibreboard for prior real estate development costs in the amount of Five Hundred Thousand Dollars ($500,000.00). Fibreboard acknowledges receipt on September 6, 1996 (the "Deposit Date"), in accordance with the terms of the Letter of Intent, of the deposit on behalf of Buyer with Fibreboard of One Million Dollars ($1,000,000.00) (the "Deposit"), which sum, together with simple interest thereon at six and one-half percent (6 1/2%) PER ANNUM (beginning on the Deposit Date and ending on the Closing Date) shall be applied in partial satisfaction of Buyer's obligations hereunder. The Purchase Price shall also be subject to adjustment as provided in Section 2.3 below.

    2.3 PURCHASE PRICE ADJUSTMENTS.

         (i) The Purchase Price shall be increased or decreased as the case may be, on a dollar-for-dollar basis, to reflect a positive or negative amount for Net Working Capital on the Closing Date. In addition if, but only to the extent that,


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the calculation of Net Working Capital does not reflect the following items the Purchase Price shall be reduced or increased, as appropriate, by the amount not reflected in such calculation: (A) the full remaining liability of Sierra to Doppelmayr USA, Inc. under that certain Sales and Installation Contract, dated May 28, 1996 (the "Doppelmayr Contract"), with respect to the installation of three detachable quad lifts at Sierra, (B) the liability, on a discounted basis, for certain promotional items which Buyer is obligated to honor under Section 11.17 of this Purchase Agreement, (C) an allocation reflecting the cost of new uniforms for Resort Group employees as born equally by Fibreboard and Buyer, and (D) the amount established by Sierra as a reserve for environmental liability as of June 30, 1996, less any amounts drawn on such reserve prior to Closing. In addition, if (for reasons of impracticality of transferring assets prior to the Closing from an Acquired Corporation to Fibreboard or a third party designated by Fibreboard) at the Closing any Acquired Corporations own any Excluded Assets, after the Closing,
(I) Buyer agrees to cause, at Fibreboard's expense, such Acquired Corporations to take all actions reasonably requested by Fibreboard to convey such Excluded Assets to Fibreboard (or its designee) without payment by Fibreboard of any consideration therefor and (II) at all times prior to such conveyance, to cause the Acquired Corporations to hold any such Excluded Assets in trust for the benefit of Fibreboard (with all benefits of such Excluded Assets being conveyed by such Acquired Corporations to Fibreboard and all Liabilities relating thereto being assumed by Fibreboard). If after the Closing the Parties agree that it is not possible, on commercially reasonable terms, to convey any such Excluded Assets from the Acquired Corporations to Fibreboard (or its designee), the Parties shall endeavor to agree to a value to be paid by the respective Acquired Corporations to Fibreboard for such assets. In the event the Parties are unable to agree on a value for any such assets, they shall submit the matter to Arbitration.

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         (ii) The Purchase Price shall be increased by the Seasonal Adjustment.

         (iii) Three (3) business days prior to the Closing Date, Fibreboard shall deliver to Buyer (A) an estimated unaudited balance sheet of the Resort Group as of the Closing Date (the "Estimated Closing Balance Sheet") and (B) an estimate available at such time of the adjustments to the Purchase Price required by clauses (i) and (ii) of this Section 2.3 (the "Price Adjustment"), as determined on the basis of the Estimated Closing Balance Sheet. Except as provided on SCHEDULE 2.3 with respect to the calculation of the Net Working Capital, the Estimated Closing Balance Sheet and the calculations of the Estimated Price Adjustment shall be prepared and computed in a manner consistent with the application of the accounting principles applied in the preparation of the Financial Statements (the "Accounting Principles"). Such estimate of the Price Adjustment is hereinafter referred to as the "Estimated Price Adjustment." The Estimated Price Adjustment shall be added to the Purchase Price set forth in Section 2.2 and the resulting amount shall be paid by Buyer at the Closing (the "Closing Amount").

         (iv) Fibreboard will prepare and deliver to Buyer, within forty-five
(45) days following the Closing Date, a statement certified by the chief financial officer of Fibreboard (the "Closing Statement") of (A) a balance sheet of the Resort Group as of the Closing Date (the "Final Closing Balance Sheet"), (B) the Price Adjustment, as determined on the basis of the Final Closing Balance Sheet, and (C) the difference between the Price Adjustment and the Estimated Price Adjustment (the "Final Adjustment"). The Final Closing Balance Sheet and calculation of the Price Adjustment shall be prepared and computed in a manner consistent with the application of the Accounting Principles. Buyer shall, upon request, be allowed access to the working papers of Fibreboard (or its accountants) used in

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preparing the Closing Statement.  If the Final Adjustment is a positive number, then Buyer will pay the difference to Fibreboard, and if the Final Adjustment is a negative number then Fibreboard will pay the difference to Buyer, with payment due prior to the expiration of thirty (30) days following Fibreboard's delivery to Buyer of the Closing Statement. Notwithstanding the foregoing, Buyer may object to the Closing Statement by notifying Fibreboard within such 30-day period, which notice must contain a statement of the basis of Buyer's objection(s). Buyer's failure to so object shall be deemed Buyer's acceptance of the Closing Statement. If Buyer gives such notice of objection, then the issues in dispute will be submitted for resolution to Arbitration, and any required payment will be made prior to the tenth business day following resolution of issues in dispute by Arbitration.

         (v) Any payment of the Final Adjustment will be made together with simple interest thereon at six and one-half percent (6 1/2%) PER ANNUM (beginning on the Closing Date and ending on the date of payment). Payment must be made in immediately available funds and shall result in appropriate adjustments to the Purchase Price allocation schedule provided for in Section
11.15 below and to be attached hereto as EXHIBIT A.

                                SECTION 3

                               THE CLOSING


    3.1 THE CLOSING. The closing of the transactions contemplated by this Purchase Agreement (the "Closing") shall take place at the offices of Winston
& Strawn in New York, New York, commencing at 9:00 a.m. local time on (i) the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or (ii) such other date as the Parties may mutually agree in writing (the "Closing Date").

     3.2 DELIVERIES AND ACTIONS PRIOR TO CLOSING.  Prior to the Closing:

          (i) Fibreboard shall cause the Acquired Corporations to distribute or otherwise assign to Fibreboard the Excluded Assets; provided, however, if the Parties determine that an Excluded Asset cannot be transferred, such asset shall remain within the Acquired Corporations in accordance with the provisions of
Section 2.3(i) above;

          (ii) Fibreboard shall request that Lender deliver to Fibreboard certificates representing the Acquired Shares in which Lender has a Security Interest (the "Old Certificates"); and

          (iii) Fibreboard shall (A) transfer to the applicable Acquired Corporations all Acquired Assets owned by Fibreboard or to which Fibreboard is a party, (B) cause all amounts owing to or from any Acquired Corporation by or to Fibreboard or any Affiliate of Fibreboard (other than any other Acquired Corporation) to be satisfied, waived or otherwise canceled and (C) repay or cause to be repaid any and all long-term debts of the Acquired Corporations.

     3.3 DELIVERIES AND INSTRUCTIONS AT CLOSING.  At the Closing:

          (i) Buyer shall deliver to Lender (A) the Closing Amount (less $1,000,000) and (B) the Estimated Proration Amount, and Buyer shall deliver to Escrow Holder $1,000,000 to be held in accordance with the Escrow Agreement;

          (ii)   Fibreboard shall cause the Lender to release the Old
Certificates;

          (iii) Fibreboard shall deliver to Buyer certificates representing all of the Acquired Shares (including the Old Certificates) duly endorsed to Buyer or accompanied by stock powers duly executed;

          (iv) The Acquired Corporations shall issue to Buyer new certificates representing the Acquired Shares registered in the name of Buyer, cancel the Old Certificates, and register the Acquired Shares in Buyer's name as appropriate in the stock records of the Acquired Corporations;

          (v) Fibreboard shall deliver to Buyer properly executed releases (including termination statements on Form UCC-3) necessary or which Buyer and its counsel reasonably may request in respect of the termination of any Security Interest (other than Permitted Exceptions) on the Acquired Assets;

          (vi) Fibreboard shall deliver to Buyer the certificate and opinion referred to in Sections 7.1(v) and 7.1(viii) below, respectively;

          (vii) Buyer shall deliver to Fibreboard the certificate and opinion referred to in Sections 7.2(v) and 7.2(vii) below, respectively;

          (viii) Fibreboard shall deliver to Buyer a certificate of its Secretary or Assistant Secretary and of each Acquired Corporation's Secretary or Assistant Secretary (A) certifying and attaching a true and complete copy of each of the following: (x) such Person's certificate or articles of incorporation; (y) such Person's By-Laws; and (z) resolutions duly adopted by such Person's board of directors approving the execution, delivery and performance of this Purchase Agreement,

(B) certifying as to the incumbency and specimen signature of the officers of such corporation who have executed this Purchase Agreement and (C) with respect only to each Acquired Corporation, certifying as to the incumbency of all of the officers of such corporation;

          (ix) Fibreboard and each Acquired Corporation shall deliver to Buyer a good standing certificate from the Secretary of State of California and the jurisdiction of its incorporation, if different;

          (x) Buyer shall deliver to Fibreboard a certificate of its Secretary or Assistant Secretary (A) certifying and attaching a true and complete copy of each of the following: (x) certificate of incorporation;
(y) By-Laws; and (z) resolutions duly adopted by Buyer's board of directors approving the execution, delivery and performance of this Purchase Agreement and the consummation of the transactions contemplated by this Purchase Agreement, and (B) certifying as to the incumbency and specimen signatures of the officers of Buyer who have executed this Purchase Agreement;

          (xi) Buyer shall deliver to Fibreboard a good standing certificate for Buyer from the Secretary of State of Delaware;

          (xii) Fibreboard shall deliver to Buyer the resignations of the directors and officers of the Acquired Corporations, such resignations to take effect immediately after the Closing, and

          (xiii) Buyer and Seller shall enter into an escrow agreement in the form of EXHIBIT B (the "Escrow Agreement").

     3.4 TIMING. Closing shall be deemed to have occurred when all deliveries contemplated by Section 3.3 have been made.

                                 SECTION 4

                 REPRESENTATIONS AND WARRANTIES OF SELLER


     Fibreboard represents and warrants to Buyer that the statements contained in this Section 4 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this
Section 4), except as set forth in the disclosure schedule accompanying this Purchase Agreement as APPENDIX 2 (the "Disclosure Schedule").

     4.1 ORGANIZATION. Each of Fibreboard and the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Fibreboard and the Acquired Corporations is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification and the failure to so qualify would reasonably be expected to have a material adverse effect on the Value of the Acquired Assets.

     4.2 AUTHORIZATION. Each of Fibreboard and the Acquired Corporations has full corporate power and authority to execute and deliver this Purchase Agreement and to perform its obligations hereunder, and such execution and delivery have been approved by all necessary corporate action. This Purchase Agreement constitutes the valid and legally binding obligation of each of the Acquired Corporations and Fibreboard, enforceable in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

     4.3 NONCONTRAVENTION.

          (i) To the Knowledge of the Officers, neither the execution and delivery of this Purchase Agreement nor the performance of Fibreboard's or any of the Acquired Corporations' obligations hereunder will (A) violate any law, statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Fibreboard or any of the Acquired Corporations is subject or any provision of the charter or bylaws of any of Fibreboard or the Acquired Corporations, or
(B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any consent or notice under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound or to which any of their assets are subject (or result in the imposition of any Security Interest upon any of the assets of any of the Acquired Corporations).

          (ii) To the Knowledge of the Officers and except as contemplated by this Purchase Agreement with respect to USFS Permits and the Hart-Scott-Rodino Act or as otherwise described on the Disclosure Schedule, neither Fibreboard nor any of the Acquired Corporations need give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order for Fibreboard and the Acquired Corporations to perform their obligations under this Purchase Agreement.

     4.4 FINANCIAL STATEMENTS. Attached hereto as EXHIBIT C are the following combined financial statements for the Resort Group (collectively, the "Financial Statements"):

          (i) combined financial statements as of December 31, 1995 and December 31, 1994 together with report of Arthur Andersen, independent public accountants, which financial statements include balance sheets as of December 31, 1995 and December 31, 1994 and statements of operations for each of the years ended December 31, 1993, 1994 and 1995;

          (ii) interim balance sheet at June 30, 1996 (the "Interim Balance Sheet"); and

          (iii) a statement of the combined operating results for the six-month period ended June 30, 1996.

The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby, and present fairly the financial position of the Resort Group as of the dates thereof and the results of operations for the periods indicated, with the exceptions noted in the Disclosure Schedule.

     4.5 DISCLOSURE. To the Knowledge of the Officers, Fibreboard has disclosed or made available to representatives of Buyer all material information in any Acquired Corporation's or Fibreboard's possession regarding all Adverse Consequences, including Liabilities and obligations relating to or arising in connection with Environmental Conditions, which could reasonably be expected to have a material adverse effect on the Value of the Acquired Assets.

     4.6 PERSONAL PROPERTY ASSETS.  Except as discussed in the Disclosure
Schedule: The Acquired Corporations have good and marketable title to, or a valid leasehold interest in, the

Tangible Personal Property assets which constitute a portion of the Acquired Assets free and clear of any Security Interest.

     4.7 REAL PROPERTY. APPENDIX 3 attached hereto lists and describes briefly all parcels of real property comprising the Real Property. With respect to each such parcel:

          (i) There are no pending or, to the Knowledge of the Officers, threatened condemnation proceedings relating thereto;

          (ii) There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion thereof which could reasonably be expected to have a material adverse effect on the Value of the Acquired Assets;

          (iii) There are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein, exercise of which could reasonably be expected to have a material adverse effect on the Value of the Acquired Assets; and

          (iv)  There are no Security Interests except for Permitted Exceptions.

     4.8 INSURANCE. Each of the Acquired Corporations has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

     4.9 ASSETS USED IN THE CONDUCT OF THE BUSINESS. All of the assets, real properties, tangible personal properties and intangible properties used in the conduct of the Businesses as presently conducted, other than the Excluded Assets or as described on the Disclosure Schedule, are Acquired Assets and neither Fibreboard nor any other affiliate of Fibreboard has any ownership interest therein except through the Acquired Shares, provided that, without qualifying any other representation by Fibreboard in this Purchase Agreement, no representation is made hereby as to the Acquired Corporations' title to any such asset.

     4.10 CUSTOMER PASSES. SCHEDULE 4.10 contains a correct list of all persons holding lifetime passes or other passes for skiing, golf or other recreational activities provided by any Acquired Corporation, in any case extending beyond the 1996-1997 ski season.

     4.11 PERSONNEL IDENTIFICATION. SCHEDULE 4.11-A contains a list of the names and titles of all current officers, directors, employees, agents and representatives of Acquired Corporations or any of them. Fibreboard has previously delivered to Buyer a true and correct schedule stating the rates of compensation payable (or paid, as the case may be) to each such person.
SCHEDULE 4.11-B contains a list of all employees of the Acquired Corporations who are on disability leave or other approved leaves of absence.

     4.12 EMPLOYEE BENEFITS.

     (i) SCHEDULE 4.12 contains a true, complete and correct list of each pension, retirement, profit sharing, savings, stock option, restricted stock, severance, termination, bonus, fringe benefit, insurance, supplemental benefit, medical, education reimbursement or other employee benefit plan, program, agreement or arrangement, including each "employee benefit plan" as defined in
Section 3(3) of ERISA sponsored, maintained or contributed to or required to be contributed to by the Acquired Corporations or any other member of the Controlled Group for the benefit of current or former employees of the Businesses or in which the Acquired Corporations participate at any time prior to the Closing (each a "Plan").

     (ii) None of the Plans is a multi-employer plan (as defined in Section 3(37) of ERISA), and none provides any post-retirement medical or life insurance benefits (other than COBRA continuation coverage).

     (iii) Each Plan complies, in form and in operation in all material respects, with all applicable requirements of any laws, including, to the extent applicable, sections 401(a), 501(a) and 4980B of the Code, and, to Fibreboard's knowledge, no event has occurred which will or could cause any such Plan to fail to comply in all material respects with such requirements. Seller and the Acquired Corporations have complied, and will comply for all periods (or parts thereof) ending or prior to the Closing, in all material respects with all applicable requirements of ERISA and all other laws applicable to the Plans.

     (iv) There are no actions (other than routine claims for benefits) pending or to Fibreboard's knowledge threatened in writing involving any such Plan or the assets thereof and, to Fibreboard's knowledge, no facts exist which could give rise to any such actions (other than routine claims for benefits).

     (v) Neither the Acquired Corporations nor any other member of the Controlled Group has any liability (or material contingent liability) with respect to a plan termination under Title IV of ERISA, a funding deficiency under Section 412 of the Code or a withdrawal from a multi-employer plan (as defined in Section 3(37) of ERISA) or a plan described in section 4063 of ERISA.

     4.13 CAPITALIZATION. The authorized capital stock of Northstar consists of 10,000 shares of common stock, par value $100.00 per share, of which 250 shares are issued and outstanding and constitute the "Northstar Shares." The authorized capital stock of Sierra consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding and constitute the "Sierra Shares." The authorized capital stock of Bear Mountain consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding and constitute the "Bear Mountain Shares." Taken together, the Northstar Shares, Sierra Shares and Bear Mountain Shares constitute the Acquired Shares. Fibreboard is and will be on the Closing Date the record and sole beneficial owner and holder of the Acquired Shares, free and clear of all liens and encumbrances (other than those security interests in favor of Lender which are to be released upon the Closing as contemplated by this Purchase
Agreement). Upon delivery to Buyer by Seller of certificates representing the Acquired Shares and payment by Buyer to Seller of the Purchase Price and assuming Buyer is acquiring the Acquired Shares as a bona fide purchaser without notice of an adverse claim, Buyer will be the owner of the Acquired Shares free and clear of all liens and encumbrances. There are no options, warrants, calls, subscriptions or other rights or other agreements or commitments obligating Fibreboard or any Acquired Corporation to issue, transfer or sell any of the Acquired Shares or any other securities convertible into or evidencing the right to subscribe for any such shares or any obligation of Fibreboard or any Acquired Corporation to grant, extend or enter into any such option, warrant, call, subscription, right or agreement.
All of the issued and outstanding shares of each Acquired Corporation have been duly authorized and validly issued and are fully paid and nonassessable. There are no shares of any Acquired Corporation held as treasury stock. No Acquired Corporation owns, or on the Closing Date will own, any securities or any other direct or indirect interest in any other Person, except that Sierra owns, and on the Closing Date will own, twenty-five (25) fully paid and non-assessable shares of Tahoe Airline Guarantee Corp.

    4.14 TAX MATTERS.

    (i) For the purposes of this Section 4.14, Acquired Corporations shall be deemed to include (a) any predecessor to any Acquired Corporation or any Person from which an Acquired Corporation incurs a liability for Taxes as a result of transferee liability and (b) Fibreboard and any predecessor to Fibreboard and any Person from which Fibreboard incurs a liability for Taxes as a result of transferee liability.

    (ii) Each Acquired Corporation has duly and timely filed (and prior to the Closing Date will duly and timely file) true, correct and complete tax returns, reports or estimates, all prepared in accordance with applicable federal, state or local tax laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, and for all such returns, reports and estimates which are required to be filed by any applicable law on or prior to the Closing Date. All Taxes shown as due and payable on such returns, reports and estimates have been paid (or will be paid), and there is no current liability for any Taxes due and payable in connection with any such returns. All applicable sales taxes, to the extent due, were paid by the Acquired Corporations or Fibreboard when the Acquired Assets were acquired by the Acquired Corporations or Fibreboard.

    (iii) Each Acquired Corporation has (a) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper authorities; (b) paid all employer contributions and premiums; and (c) filed all federal, state, local and foreign returns and reports with respect to employee income tax withholding, and social security and unemployment taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable laws.

    (iv)  None of the Acquired Assets is tax exempt use property under
Section 168(h) of the Code. None of the Acquired Assets is property that Fibreboard is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Section 168(f) of the Code.

    (v) No portion of the cost of any of the Acquired Assets was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Section 103(a) of the Code.

    (vi) None of the Acquired Corporations (other than Fibreboard) has entered into an agreement relating to Taxes which affects any taxable year ending after the Closing Date other than this Purchase Agreement.

    (vii) None of the Acquired Corporations (other than Fibreboard) will have any obligations under any tax sharing agreement or similar arrangement after the Closing Date other than THIS Purchase Agreement.

    (viii) None of the Acquired Corporations has ever been part of a consolidated, combined or unitary group for federal, state, local or foreign tax purposes other than the group controlled by Fibreboard.

    4.15 BROKERS' FEES. Neither any Acquired Corporation nor Fibreboard has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Purchase Agreement.

    4.16 NON-FOREIGN PERSONS. Neither any Acquired Corporation nor Fibreboard is a "foreign person" as defined in Section 1445 of the Code.

                                SECTION 5

                 REPRESENTATIONS AND WARRANTIES OF BUYER


    Buyer represents and warrants to Fibreboard that the statements contained in this Section 5 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section 5). Buyer also covenants with Fibreboard as set forth in this
Section 5.

    5.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

    5.2 AUTHORIZATION OF TRANSACTION. Buyer has full corporate power and authority to execute and deliver this Purchase Agreement and to perform its obligations hereunder. This Purchase Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

    5.3 NONCONTRAVENTION.

         (i) To the Knowledge of Buyer, neither the execution and the delivery of this Purchase Agreement nor the performance by Buyer of its obligations hereunder will (A) violate any material statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Buyer is subject or any provision of Buyer's certificate of incorporation or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any consent or notice under any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other material arrangement to which Buyer is a party or by which it is bound or to which any of its material assets is subject.

         (ii) To the Knowledge of Buyer, except as contemplated by this Purchase Agreement with respect to the USFS Permits and the Hart-Scott-Rodino Act, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Buyer to perform its obligations under this Purchase Agreement.

    5.4 BROKERS' FEES. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Purchase Agreement for which Fibreboard could become liable or obligated.

    5.5 FINANCING. Buyer has furnished Fibreboard with evidence of binding commitments from Canadian Imperial Bank of Commerce ("CIBC") and John Hancock Mutual Life Insurance Company ("John Hancock") to finance in full the Purchase Price, as it may be increased by the maximum possible Seasonal Adjustment. Such commitments shall remain in full force and effect through the Closing Date. In the event Buyer, Acquired Corporations or Fibreboard is notified as required by Section 6.5, verbally or in writing, by CIBC, John Hancock or Buyer that (i) CIBC or John Hancock has withdrawn its financing commitment or otherwise does not intend to provide financing for any reason,
(ii) the terms of either of the commitment letters are amended in a manner that results in a delay of the Closing or in a manner otherwise materially adverse to Fibreboard, or (iii) the aggregate amount committed to under both of the commitment letters is reduced, Fibreboard or Acquired Corporations may terminate this Purchase Agreement and retain the Deposit pursuant to Section 8.3.

    5.6 INVESTMENT INTENT. Buyer is acquiring the Acquired Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act of 1933, as amended.

                                SECTION 6

                          PRE-CLOSING COVENANTS


    The Parties agree as set forth in this Section 6 with respect to the period between the Effective Date and the Closing.

    6.1 GENERAL. Each of the Parties shall use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Purchase Agreement (including satisfying the Closing conditions set forth in Section 7 below) so as to enable the Closing Date to occur at the earliest possible time.

    6.2 NOTICES AND CONSENTS.

         (a) Buyer and Fibreboard shall cooperate in the giving of notice to, and/or the seeking of the reissuance or transfer to the Acquired Corporations on or prior to the Closing Date of the USFS Permits and all other licenses, permits, franchises, certifications and other consents and approvals of, any third parties, including the Forest Service and all other governmental agencies and parties to Contracts with the Acquired Corporations, that may be required in connection with the change in ownership of the Acquired Shares from Fibreboard to Buyer, in order that the Acquired Corporations may continue to conduct the Businesses without an adverse effect on the value of the Acquired Assets.

         (b) Each of Fibreboard and Buyer has prior to the date hereof filed a Notification and Report Form and related material required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act. Each of the Parties shall (i) use its reasonable efforts to obtain an early termination of the applicable waiting period, and (ii) make any further filings pursuant thereto that may be necessary, proper or advisable.

    6.3 OPERATION OF BUSINESSES. Except as contemplated by this Purchase Agreement (including, without limitation, Sections 2.3(i), 3.2(i) and 11.13) or instructions delivered from Buyer to Fibreboard, Fibreboard shall not permit the Resort Group, insofar as the Acquired Assets are concerned, to engage in any practice, take any action, embark on any course of inaction or enter into any transaction outside the Ordinary Course of Business. Fibreboard shall not cause or permit any Acquired Corporation to (a) amend or modify its articles or certificate of incorporation or bylaws, (b) issue, sell or otherwise dispose of any of its capital stock, stock options, bond, notes or other securities, (c) merge or consolidate with any Person or (d) purchase or redeem any shares of its capital stock or other outstanding securities.

    6.4 PRESERVATION OF BUSINESS.

         (a) Except as contemplated by this Purchase Agreement (including, without limitation, Sections 2.3(i), 3.2(i) and 11.13) or instructions delivered from Buyer to Fibreboard, Fibreboard shall cause the Resort Group, insofar as the Acquired Assets are concerned, to keep its business and properties substantially intact, including its present organization, operations, physical facilities, working conditions and relationships with governmental authorities, lessors, licensors, suppliers, customers, officers and employees.

         (b) Fibreboard has furnished to Buyer an unaudited combined balance sheet for the Resort Group at October 26, 1996 and a statement of the combined operating results for the Resort Group for the ten-month period ended October 26, 1996, in each case prepared in a manner consistent with the preparation of the Financial Statements (subject to normal year-end adjustments).

    6.5 NOTICE OF DEVELOPMENTS. Fibreboard shall give prompt written notice to Buyer of any material development adversely affecting the Value of the Acquired Assets. Each Party shall give prompt written notice to the other of any material development affecting the ability of such Party to consummate the transactions contemplated by this Purchase Agreement, including notification of any changes in the financing commitment as set forth in Sections 5.5 and 8.1(iii). Any written notice provided by any Acquired Corporation or Fibreboard to Buyer after the Effective Date and prior to the Closing shall be deemed to supplement, and thereby become a part of, the Disclosure Schedule.

    6.6 EXCLUSIVITY. Fibreboard covenants and agrees with Buyer that it shall not, and shall not authorize or direct any of its Related Parties to, solicit proposals or offers from any Person (other than Buyer or its Affiliates) relating to any acquisition of all or a substantial part of any Business, the Acquired Assets or any Acquired Corporation or any acquisition of the capital stock of any Acquired Corporation, including, without limitation, any merger, consolidation, recapitalization or restructuring of any Acquired Corporation (an "Alternative Transaction"), or participate in any discussions or negotiations regarding, or furnish to any Person (other than Buyer or its Affiliates or representatives) any information with respect to, an Alternative Transaction. Fibreboard shall immediately notify Buyer if any proposal or offer is received, or inquiry or contact with any Person is made, regarding an Alternative Transaction.

    6.7 ACCESS TO EMPLOYEES AND INFORMATION. Upon reasonable notice, Fibreboard shall, and shall cause each of its and each of the Acquired Corporations' officers, directors, employees, auditors and agents employed in connection with the Businesses to: (i) afford the officers, employees and authorized agents and representatives of Buyer reasonable access, during normal business hours, to the offices, properties, books and records of the Businesses and (ii) furnish to the officers, employees and authorized agents and representatives of Buyer such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Businesses as Buyer may from time to time reasonably request; PROVIDED, HOWEVER, that such investigation shall not unreasonably interfere with any of the businesses or operations of Fibreboard or any Acquired Corporation.

    6.8 EMPLOYEES AND COMPENSATION. Fibreboard shall permit Buyer free access to communicate and meet with Acquired Corporations' employees at all reasonable times for the purpose of discussing with such employees the continued employment of such persons by the Acquired Corporations in connection with the operation of the Businesses after the Closing.

                                SECTION 7

                    CONDITIONS TO OBLIGATION TO CLOSE


    7.1 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions unless, in the case of the conditions set forth in paragraphs (i), (ii), (iii), (v) or (ix) of this Section 7.1, the failure of one or more of such conditions does not result, in the aggregate, in an adverse effect on, or an adverse change in, the Value of the Acquired Assets in an amount in excess of One Million dollars ($1,000,000):

         (i) the representations and warranties set forth in Section 4 above shall be true and correct at and as of the Closing Date;

         (ii) Fibreboard shall have performed and complied with all of its covenants hereunder through the Closing;

         (iii) all consents and approvals of third parties including the Forest Service and all other governmental agencies required on or before the Closing in connection with the change in ownership of the Acquired Shares from Fibreboard to Buyer and listed on APPENDIX 5 shall have been obtained and such consents and approvals shall not impose conditions that make it impracticable for the Acquired Corporations to continue to conduct the Businesses or result in an adverse effect on the Value of the Acquired Assets;

         (iv) no action, suit or proceeding shall be overtly threatened or pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge could reasonably be expected to (A) prevent consummation of any of the transactions contemplated by this Purchase Agreement, (B) cause any of the transactions contemplated by this Purchase Agreement to be rescinded following consummation, or (C) affect materially and adversely the right of Buyer to own the Acquired Shares and the right of any Acquired Corporation to own, operate or control the Acquired Assets (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect);

         (v) Fibreboard shall have delivered to Buyer on and dated as of the Closing Date a certificate to the effect that each of the conditions specified above in Sections 7.1(i), (ii) and (iv) is satisfied in all material respects;

         (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

         (vii) the Title Agent shall be prepared to deliver to Buyer an ALTA owner's title insurance policy (10-17-92 Form) dated the Closing Date, covering the Owned Real Property, issued by the Title Agent insuring the fee simple title of the Acquired Corporations in such real estate, subject only to Permitted Exceptions;

         (viii) Buyer shall have received from counsel to Fibreboard an opinion addressed to Buyer and dated as of the Closing Date in the form attached as EXHIBIT D;

         (ix) except as set forth in the Disclosure Schedule as of the Effective Date, there shall have been no adverse change in the Value of the Acquired Assets as compared to the Effective Date;

         (x) Fibreboard shall have delivered to Buyer an executed withholding certificate in the form of EXHIBIT E;

         (xi) Fibreboard shall have delivered to Buyer a pay-off letter from Lender, in a form reasonably satisfactory to Buyer;

         (xii) all actions to be taken by Fibreboard in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 7.1 (other than Section 7.1(vi)) if Buyer executes and delivers to Fibreboard a writing so stating at or prior to the Closing.

    7.2 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Fibreboard to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (i) the representations and warranties set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

         (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

         (iii) all consents and approvals of third parties including the Forest Service and all other governmental agencies required on or before the Closing in connection with the change in ownership of the Acquired Shares from Fibreboard to Buyer and listed on APPENDIX 5 shall have been obtained or the Buyer and the Acquired Corporations shall have waived their rights to indemnification pursuant to Section 10.2 of this Purchase Agreement with regard to those agreements for which such consents and approvals were not obtained;

         (iv) no action, suit or proceeding shall be overtly threatened or pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge could reasonably be expected to (A) prevent consummation of any of the transactions contemplated by this Purchase Agreement or (B) cause any of the transactions contemplated by this Purchase Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect);

         (v) Buyer shall have delivered to Fibreboard a certificate on and dated as of the Closing Date to the effect that each of the conditions specified above in Sections 7.2(i)-(iii) is satisfied in all material respects;

         (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

         (vii) Fibreboard shall have received from counsel to Buyer an opinion addressed to Fibreboard and dated as of the Closing Date in the form attached as EXHIBIT F;

         (viii) Buyer shall have extended offers of continued employment to the persons identified in EXHIBIT G attached hereto in accordance with, at a minimum, the terms set forth in such EXHIBIT G; and

         (ix) all actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Fibreboard.

Fibreboard may waive any condition specified in this Section 7.2 (other than Section 7.2(vi)) if Fibreboard executes and delivers to Buyer a writing so stating at or prior to the Closing.

                                SECTION 8

                               TERMINATION


    8.1 TERMINATION OF PURCHASE AGREEMENT. The Parties may terminate this Purchase Agreement as provided below:

         (i) Buyer and Fibreboard may terminate this Purchase Agreement by mutual written consent at any time prior to the Closing;

         (ii) Buyer may terminate this Purchase Agreement by giving written notice to Fibreboard at any time prior to the Closing in the event that Fibreboard is in breach, and Fibreboard may terminate this Purchase Agreement by giving written notice to Buyer at any time prior to the Closing in the event that Buyer is in breach, of any material representation, warranty or covenant contained in this Purchase Agreement in any material respect and such breach is not substantially cured within ten business days of the breaching Party's receipt of such notice; PROVIDED, HOWEVER, that if a Party is attempting to cure such breach with commercially reasonable diligence on the tenth (10th) business day after receipt of such notice, such period shall be extended to twenty (20) business days after receipt of such notice so long as the breach is curable and the

Party continues to attempt to cure with commercially reasonable diligence;

         (iii) As set forth in Section 5.5, Fibreboard may terminate this Purchase Agreement and retain the Deposit pursuant to Section 8.3 if any of the Acquired Corporations, Fibreboard or Buyer is notified, verbally or in writing as required by Section 11.6, by CIBC, John Hancock or Buyer that (A) CIBC or John Hancock has withdrawn its financing commitment or otherwise does not intend to provide financing, for any reason, (B) the terms of either of the commitment letters are amended in a manner that results in a delay of the Closing or in a manner otherwise materially adverse to Fibreboard, or (C) the aggregate amount committed to under both of the commitment letters is reduced;

         (iv) Buyer may terminate this Purchase Agreement by giving written notice to Fibreboard at any time prior to the Closing if the Closing shall not have occurred on or before December 3, 1996 by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Purchase Agreement); or

         (v) Fibreboard may terminate this Purchase Agreement by giving written notice to Buyer at any time prior to the Closing if the Closing shall not have occurred on or before December 3, 1996 by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from Fibreboard breaching any representation, warranty or covenant contained in this Purchase Agreement).

    8.2 EFFECT OF TERMINATION. If any Party terminates this Purchase Agreement pursuant to Section 8.1 above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any

Liability of any Party then in breach of this Purchase Agreement for such breach of this Purchase Agreement).

    8.3 DISPOSITION OF THE DEPOSIT. Notwithstanding Section 8.2 of this Purchase Agreement, upon termination of this Purchase Agreement by either party for any reason (except as set forth below), Fibreboard shall retain the Deposit; PROVIDED, HOWEVER, that in the event Buyer terminates this Purchase Agreement under Section 8.1(ii) above as a result of a breach by Fibreboard or an Acquired Corporation of its covenants under this Purchase Agreement or if the Closing does not occur solely because Fibreboard failed to obtain the consent of Bank of America NT & SA with regard to that certain financing facility described in APPENDIX 2 or the Lender fails to deliver its pay-off letter and the Old Certificates, then, and in such event, Fibreboard shall deliver to Buyer the Deposit, together with interest thereon at the rate specified in Section 2.2 of this Purchase Agreement (for the period beginning on the Deposit Date and ending on the date paid).

                                SECTION 9

                         POST-CLOSING COVENANTS


    Fibreboard and Buyer agree as set forth in this Section 9 with respect to the period following the Closing.

    9.1 GENERAL.

         (a) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Purchase Agreement, each Party shall take such further action (including the execution and delivery of such further instruments and documents) as any Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below).

         (b) If Buyer shall, at any time after the Closing, receive any Excluded Asset or any payment with respect thereto, it shall promptly deliver such Excluded Asset or payment to Fibreboard unless Fibreboard shall have received value for same at Closing. If Fibreboard shall, at any time after the Closing, receive any Acquired Asset or any payment with respect thereto, Fibreboard shall promptly deliver such Acquired Asset or payment to Buyer.

         (c) If requested by Buyer, Fibreboard agrees to prosecute or otherwise enforce in its own name for the benefit of Buyer any claims, rights or benefits that are intended to be transferred to Buyer by its acquisition of the Acquired Corporations pursuant to this Purchase Agreement and that require prosecution or enforcement in Fibreboard's name, provided Buyer or any Acquired Corporation is legally prevented from prosecuting or otherwise enforcing such claim. In the event Buyer or any Acquired Corporation makes such a request of Fibreboard, Buyer will defend, indemnify and hold Fibreboard harmless for any liabilities arising from such prosecution or enforcement, unless the prosecution or enforcement is made necessary by a breach of this Purchase Agreement by Fibreboard. Any prosecution or enforcement of claims, rights or benefits under this Section shall be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this Purchase Agreement by Fibreboard.

    9.2 ACCESS. Without limiting the provisions of Section 9.1, upon reasonable notice, Buyer shall cause the employees or former employees of the Acquired Corporations who were previously responsible for preparing the financial information of the Resort Group (to the extent such individuals continue to be employed by the Acquired Corporations, Buyer or any Affiliate of Buyer) to assist in the preparation of (i) the Final Adjustment and (ii) any financial reports, audited financial statements and tax returns of any Acquired Corporation, and Buyer shall permit Fibreboard and its representatives to have such access (during normal business hours) to the premises, assets, records and employees of the Acquired Corporations, Buyer and any Affiliate of Buyer as shall be reasonably necessary for the preparation of (i) the Final Adjustment and (ii) any financial reports, audited financial statements and tax returns for periods prior to or including the Closing Date, all without cost to Fibreboard and without material disruption to Buyer's or any Acquired Corporation's operations.

    9.3 LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with
(i) any transaction contemplated under this Purchase Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction prior to the Closing Date involving the Acquired Corporations or the Acquired Assets (including, without limitation, any Adverse Consequences), each Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be requested and reasonable in connection with the contest or defense and which shall not cause any material disruption to such Party's operations, with all out-of-pocket costs to be borne by the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 10, 11.13, 11.14 or 11.15 below).

    9.4 TRANSITION. Except upon instructions delivered from Buyer to Fibreboard, Fibreboard will refrain from taking any action that is designed or intended to have the effect of discouraging any governmental authority, lessor, licensor, customer, supplier or other business associate of any Business, insofar as the Acquired Assets are concerned, from maintaining the same business relationships with Buyer and the Acquired Corporations after the Closing as it maintained with such Business prior to the Closing. Fibreboard will promptly refer all customer inquiries relating to the businesses of the Acquired Corporations, insofar as the Acquired Corporations and the Acquired Assets are concerned, to Buyer from and after the Closing.

    9.5 CORPORATE NAMES. Without limitation, Buyer expressly acknowledges and agrees that the name "Fibreboard," and any derivation thereof shall not constitute an Acquired Asset and shall remain the exclusive property of Fibreboard. Neither Buyer nor any Affiliate of Buyer shall, in any way, infringe upon Fibreboard's use or rights to such name (and any derivation thereof).

                               SECTION 10

                      INDEMNIFICATION AND REMEDIES


    10.1 SURVIVAL; EXCLUSIVITY. All of the representations and warranties of the Parties contained in this Purchase Agreement shall survive the Closing (unless Buyer, on the one hand, or Fibreboard, on the other hand, knew of any misrepresentation or breach of warranty or covenant of Fibreboard or Buyer, as the case may be, at the time of Closing in which event the affected representation(s) or warranty(ies), or relevant portion(s) thereof, shall not survive the Closing), but shall continue in force and effect solely for a period of one year thereafter (the "Survival Period"). The Parties hereto agree that the sole recourse from and after the Closing for a breach of a representation or warranty made in this Purchase Agreement shall be the indemnities provided for in Sections 10.2 and 10.3 of this Purchase Agreement, but nothing in such sections restricts any Party from enforcing other covenants or agreements made in this Purchase Agreement.

    10.2 INDEMNIFICATION PROVISIONS FOR BUYER'S BENEFIT. In the event that any of the representations or warranties of Fibreboard contained in this Purchase Agreement are not true, and provided that (A) the particular representation or warranty (or portion thereof) survives the Closing, (B) Buyer makes a written claim for indemnification against Fibreboard within the Survival Period, and (C) each such discrete claim has a value of at least Ten Thousand Dollars ($10,000), then Fibreboard agrees to indemnify Buyer (and, as of the Closing, any relevant Acquired Corporation) from and against any Adverse Consequences Buyer (or, as of the Closing, any relevant Acquired Corporation) reasonably may suffer through and after the date of the claim for indemnification resulting from or caused by the breach; PROVIDED, HOWEVER, that Buyer shall not be entitled to indemnification under this
SECTION 10.2 for any indemnification claims until the amount of the aggregate claims required to be indemnified by Fibreboard pursuant to this SECTION 10.2 exceeds Five Hundred Thousand Dollars ($500,000) (said amount is hereinafter referred to as the "Threshold"), whereupon Buyer shall be entitled to indemnification hereunder from Fibreboard only for Adverse Consequences in excess of the Threshold. As used herein "discrete claim" means any claim involving a discrete or single occurrence, site specific condition, act or other event, which causes Adverse Consequences.

    10.3 INDEMNIFICATION PROVISIONS FOR SELLER'S BENEFIT. In the event Buyer breaches any of its representations or warranties contained in this Purchase Agreement, and provided that the particular representation or warranty (or portion thereof) survives the Closing and Fibreboard makes a written claim for indemnification against Buyer within the Survival Period, then Buyer agrees to indemnify Fibreboard from and against any Adverse Consequences it reasonably may suffer through and after the date of the claim for indemnification resulting from or caused by the breach.

    10.4 PURCHASE "AS IS".

         (i) Buyer acknowledges and agrees that Buyer has had the opportunity to thoroughly inspect and review the Businesses, including the Acquired Assets.

         (ii) Buyer acknowledges and agrees that (A) Buyer (through its officers and Affiliates) has substantial experience with the types of businesses conducted by the Acquired Corporations, assets such as the Acquired Assets (including the Real Property) and issues such as the Purchase Considerations, and (B) except as otherwise expressly provided in this
Section 10 of this Purchase Agreement, Buyer is acquiring the Acquired Shares representing ownership of the Acquired Corporations containing the Acquired Assets.

                   "AS-IS, WHERE-IS, WITH ALL FAULTS,"

in their current condition, and solely in reliance on Buyer's own due diligence, inspections and examinations of the Acquired Assets.

         (iii) Buyer acknowledges and agrees that (A) except as expressly set forth in Section 4 of this Purchase Agreement, neither Fibreboard nor any Acquired Corporation nor any agent, representative or employee of Fibreboard or any Acquired Corporation has made any representations or warranties on which Buyer shall be in any way entitled to rely with respect to the Acquired Corporations, Acquired Assets or the Purchase

Considerations, whether direct or implied, verbal or written, including any warranty of merchantability or fitness for a particular purpose, and (B) each of the Acquired Corporations and Fibreboard may disclaim and has hereby expressly disclaimed any and all representations and warranties which are not expressly set forth in Section 4 above.

         (iv) Having taken into account the possibility that its inspection of the Businesses, including the Acquired Assets, may not have revealed adverse or undesirable Environmental Conditions, and except as otherwise expressly provided in Section 10 of this Purchase Agreement, Buyer hereby waives, releases and discharges forever Fibreboard and Fibreboard's Related Parties from all present and future Adverse Consequences arising out of or in any way connected with any Environmental Conditions (including, without limitation, any Environmental Conditions resulting from the use, maintenance, ownership or operation of the businesses by any of the Acquired Corporations or Fibreboard). Buyer hereby waives the benefits of Section 1542 of the California Civil Code, which provides as follows:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

    10.5 CROSS-INDEMNIFICATIONS AND RELEASE.  The Parties agree as follows:

         (a) INDEMNIFICATION OF BUYER AND ACQUIRED CORPORATIONS BY SELLER. Fibreboard shall defend, indemnify and hold Buyer (and as of the Closing, any relevant Acquired Corporation) harmless from any Adverse Consequences Buyer (or, after the Closing, any Acquired Corporation) reasonably may suffer resulting from or caused by Seller's Liabilities.

         (b) INDEMNIFICATION AND RELEASE OF SELLER BY ACQUIRED CORPORATIONS AND BUYER. Buyer and Acquired Corporations agree jointly and severally to defend, indemnify and hold Fibreboard harmless from and against any Adverse Consequences Fibreboard reasonably may suffer resulting from or caused by the Assumed Liabilities. Furthermore, Buyer and Acquired Corporations hereby waive, release and discharge forever Fibreboard and Fibreboard's Related Parties from all present and future Adverse Consequences arising out of or in any way connected with any Environmental Conditions, except to the extent that any such Adverse Consequences are indemnifiable by Seller in accordance with Section 10.2 hereof.

    10.6 MATTERS INVOLVING THIRD PARTIES. If any third party shall notify Fibreboard, on the one hand, or Buyer on the other hand (the notified party is hereinafter referred to as the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against the other (such other party is hereinafter referred to as the "Indemnifying Party") under this Section 10, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby damaged. Seller hereby agrees that it is defending, and will continue to defend, in accordance with the terms of this Purchase Agreement all litigation and actions pending against Seller or any Acquired Corporation, including, without limitation, the actions described in the Disclosure Schedule. In the event the Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (A) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party, (B) the Indemnified Party may retain separate co-counsel at the Indemnified Party's sole cost and expense (except that the Indemnifying Party will be responsible for the reasonable fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the Indemnified Party has an actual conflict of interest with other parties represented by the counsel selected by the Indemnifying Party, or such counsel otherwise has a conflict in its representation of the Indemnified Party such that representation of the Indemnified Party by such counsel would be inappropriate), and (C) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the other Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate (with the Indemnifying Party bearing responsibility for all Adverse Consequences as set forth herein).

    10.7 DETERMINATION OF LOSS. The Parties shall make appropriate adjustments for Tax benefits (and losses) and insurance proceeds (reasonably certain of receipt and utility in each case) and for the time value of money (using the prime lending rate of Bank of America National Trust and Savings Association as the discount rate) in determining the amount of Adverse Consequences for purposes of this Section 10.

    10.8 PAYMENT. Except for third-party claims being defended in good faith by the Indemnifying Party in accordance with Section 10.6, the Indemnifying Party shall satisfy its obligations hereunder within fifteen (15) days after its receipt of notice of a claim. Any amount not paid to the Indemnified Party by such date shall bear interest at a rate equal to six and one-half percent (6 1/2%) PER ANNUM from the date due until the date paid.

                               SECTION 11

                              MISCELLANEOUS


    11.1 NO THIRD-PARTY BENEFICIARIES. Except as expressly provided herein, this Purchase Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

    11.2 ENTIRE AGREEMENT. This Purchase Agreement (including the Exhibits, Schedules and Appendices referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof, including without limitation, the Letter of Intent; PROVIDED, HOWEVER, that the terms and provisions of that certain confidentiality letter dated August 16, 1996 between Buyer and Fibreboard and executed in connection with Buyer's due diligence review of the Resort Group shall remain in full force and effect and shall not be amended as a result of this Purchase Agreement.

    11.3 SUCCESSION AND ASSIGNMENT. This Purchase Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Purchase Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, however, that, Buyer may collaterally assign its rights under this Purchase Agreement to any Person or Persons providing financing to Buyer with respect to the acquisition of the Acquired Shares and such Person or Persons may, upon any foreclosure resulting from such financing, further assign this Purchase Agreement and its rights hereunder to any other Person.

    11.4 COUNTERPARTS. This Purchase Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    11.5 HEADINGS. The section headings contained in this Purchase Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Purchase Agreement.

    11.6 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         IF TO SELLER (OR THE ACQUIRED CORPORATIONS BEFORE THE CLOSING DATE):

              Fibreboard Corporation
              Texas Commerce Tower
              2200 Ross Avenue, Suite 3600
              Dallas, Texas 75201
              Attention:  Michael R. Douglas, Senior Vice
                          President, General Counsel and
                          Secretary

         COPY TO:

              Pillsbury Madison & Sutro LLP
              235 Montgomery Street
              San Francisco, California  94104
              Attention:  Terry M. Kee

         IF TO BUYER (OR THE ACQUIRED CORPORATIONS ON OR AFTER THE CLOSING
          DATE):

              Booth Creek Ski Holdings, Inc.
              100 South Frontage Road
              Vail, Colorado 81657
              Attention:  George N. Gillett, Jr.

         COPY TO:

              Winston & Strawn
              35 West Wacker Drive
              Chicago, Illinois 60601
              Attention:  Patrick O. Doyle

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

    11.7 GOVERNING LAW. This Purchase Agreement shall be governed by and construed in accordance with the laws of the State of California.

    11.8 AMENDMENTS AND WAIVERS. No amendment of any provision of this Purchase Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any

Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    11.9 SEVERABILITY. Any term or provision of this Purchase Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Purchase Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

    11.10 EXPENSES. Each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Purchase Agreement and the transactions contemplated hereby; PROVIDED, HOWEVER, that the costs of any preliminary title reports and any title insurance premiums contemplated by Section 7.1(vii) of this Purchase Agreement will be shared equally by Fibreboard and Buyer; and PROVIDED, FURTHER, that the filing fees associated with the Hart-Scott-Rodino Act (as contemplated by Section 6.2 above) shall be borne by Buyer. Each Party shall bear its own costs and expenses (including legal fees and expenses), associated with any further filings or requests for information with respect to the Hart-Scott-Rodino Act.

    11.11 CONSTRUCTION. The language used in this Purchase Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all amendments thereto and rules and regulations promulgated thereunder, unless the context requires otherwise.

    11.12 INCORPORATION OF EXHIBITS, SCHEDULES AND APPENDICES. The Exhibits, Schedules and Appendices identified in this Purchase Agreement are incorporated herein by reference and made a part hereof.

    11.13 EMPLOYEE BENEFITS MATTERS.

    (a) Effective immediately prior to the Closing, and contingent on the Closing, Fibreboard shall terminate the participation of employees of the Acquired Corporations in any Plan maintained by Fibreboard and fully vest them in all profit sharing or pension plans. Effective immediately prior to the Closing, and contingent on the Closing, Fibreboard shall cause Acquired Corporations to terminate any Plan (and the participation of employees of the Acquired Corporations in such Plan) maintained by the Acquired Corporations and fully vest employees in all profit sharing or pension plans.

    (b) Buyer shall ensure that (i) employees of the Acquired Corporations who are employees of the Acquired Corporations, Buyer or any Affiliate of Buyer from and after the Closing (collectively, "Affected Employees") shall be entitled to participate fully in the employee benefit plans of Buyer and
(ii) such plans shall treat employment with (or within) the

Acquired Corporations (or the Controlled Group) prior to the Closing Date the same as employment with any of Buyer or its ERISA affiliated group from and after the Closing Date for purposes of eligibility and vesting, but not benefit accrual.

    (c) Prior to the Closing Date, Fibreboard shall cause the Acquired Corporations to have paid (i), except to the extent such Liability or obligation is reflected in calculation of the Net Working Capital, all bonuses earned by Affected Employees for all periods prior to the Closing Date; and (ii) all contributions to all profit sharing and pension Plans for all periods prior to the Closing Date. Except to the extent such Liability or obligation is reflected in the calculation of the Net Working Capital, Fibreboard shall be responsible for paying the Affected Employees for any vacation, holiday and sick pay accrued prior to the Closing.

    (d) Except to the extent such Liability or obligation is reflected in the calculation of the Net Working Capital, Fibreboard shall remain responsible for all labor and employment obligations of Fibreboard or any Acquired Corporation, for the period prior to the Closing, including all Liability or obligations arising from (A) workers' compensation claims and coverage, both medical and disability, or other government-mandated programs, which are associated with any employees of Fibreboard or the Acquired Corporations for periods prior to the Closing or based on injuries occurring on or prior to the Closing regardless of when such claims are filed and (B) amounts owed to any employees of Fibreboard or any Acquired Corporation for compensation for any period prior to the Closing or any termination by Fibreboard or any Acquired Corporation of the employment of such employees prior to the Closing. Buyer and the Acquired Corporations shall be solely responsible for claims based on injuries occurring after the Closing. In addition, except to the extent such Liability or obligation is reflected in calculation of the Net Working Capital, Fibreboard shall remain responsible in accordance with all Plans for the satisfaction of all claims for benefits, including medical, dental, life insurance, health insurance, health, accident or disability or severance benefits brought by or in respect of employees of the Businesses under any Plan, and shall remain responsible for all Liability arising under the Consolidated Omnibus Budget Reconciliation Act of 1985 with respect to any employee terminated prior to the Closing or otherwise with respect to any Plan that is covered thereby; provided, however, that the Buyer shall cause the Acquired Corporations to reimburse Fibreboard for its actual costs in providing continuing coverage for medical and dental benefits for employees of the Acquired Corporations from and after the Closing and until the end of the year.

    (e) Except to the extent such Liability or obligation is reflected in the calculation of the Net Working Capital, Fibreboard shall indemnify and hold Buyer (and, as of the Closing, the Acquired Corporations) harmless for all Liabilities arising under Title I or IV of ERISA or Chapter 43 of the Code by reason of all or any part of the Acquired Corporations having at some date prior to the Closing been a part of Seller or the Seller's Controlled Group.

    11.14 EMPLOYMENT. The Acquired Corporations and Buyer also agree to extend offers of continued employment as of the Closing to the persons identified in EXHIBIT G in accordance with, at a minimum, the terms set forth in such EXHIBIT G. Nothing in this Purchase Agreement shall affect any of the Acquired Corporations' rights to terminate the employment of any Affected Employee after the Closing, with or without cause, provided that Buyer and the Acquired Corporations shall indemnify and hold Fibreboard harmless from any Liability to the extent arising out of (a) such a termination, (b) allegations of discrimination as a result of or arising out of Buyer's employment of the Affected Employees, or (c) the absence of any notice by Fibreboard, Buyer or Acquired Corporations under Section 3(a) of the WARN Act with respect to the transactions contemplated by this Purchase Agreement.

    11.15 TAXES AND RELATED MATTERS.

    (i) Seller and Buyer shall jointly make the elections provided for by Sections 338(g) and 338(h)(10) of the Code and any corresponding elections under state, local, or foreign tax law (collectively, "Section 338 Elections") with respect to the purchase and sale of the Acquired Shares, and Buyer shall have the option, in its sole discretion, to make the election provided for by Section 338(g) of the Code with respect to any Affiliate which is an eligible target affiliate under Section 338 of the Code and applicable treasury regulations. Buyer and Seller shall cooperate with each other to take all actions necessary and appropriate (including executing and filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve timely Section 338 Elections. Seller and Buyer shall report the purchase by Buyer of the Shares pursuant to this Purchase Agreement consistent with the Section 338 Elections and shall take no Income Tax position inconsistent therewith in any Income Tax return, any proceeding before any taxing authority or otherwise.

    (ii) The Purchase Price shall be allocated among the Acquired Shares by Buyer as set forth in EXHIBIT A, which will be completed by mutual agreement of the Parties and attached to this Purchase Agreement. Within 180 days of the Closing Date, but in all events no later than 60 days prior to the last date (determined without regard to extensions) on which a Section 338 Election may be filed with any applicable federal, state or local governmental authority, Buyer shall prepare and deliver to Seller a schedule (the "Shares Price Allocation Schedule") allocating with the consent of the Seller (which consent shall not be unreasonably withheld) the Modified Aggregate Deemed Sale Price (as defined in Treasury Regulation section 1.338(h)(10)-1(e)(5)) among the assets of the Acquired Corporations in accordance with the applicable treasury regulations promulgated under Section 338 of the Code. At the time of delivery of the Shares Price Allocation Schedule, Buyer shall provide Seller with a copy of any appraisal report utilized by Buyer in the preparation of such schedule. The costs of any appraisal shall be borne by the Buyer. EXHIBIT A and the Shares Price Allocation Schedule shall be binding on the Buyer and Seller and their Affiliates and all Parties agree to act in accordance with such Exhibit and Schedule in the preparation, filing and audit of any Income Tax return.

    (iii) Whenever it is necessary for purposes of this Purchase Agreement to determine the Tax liability (or assessments, utilities, and similar charges and expenses with respect to the Acquired Assets), of an entity for a taxable year or period that begins before and ends on or after the Closing Date, the determination shall be made as follows:

         (A) in the case of Income Taxes, by apportioning the total Tax liability for such taxable year or period on the assumption that the taxable year or period includes and ends on the Closing Date, as provided for in Treasury Regulation 1.1502-76(b)(1) (with respect to any federal Income Tax liability), and with income (or other applicable measure) apportioned as provided in Treasury Regulation 1.1502-76(b)(2) (or in the same manner, with respect to Income Taxes other than federal Income Taxes), it being understood that Buyer is responsible for all Income Taxes of the Resort Group attributable to the periods (or portions thereof) beginning after the Closing Date (or deemed, pursuant to this section, to begin after the Closing Date), and that Seller is responsible for all Income Taxes of the Resort Group attributable to the periods (or portions thereof) ending on or prior to the Closing Date (or deemed, pursuant to this section, to end on or prior to the Closing Date), including specifically, without limitation, any Income Taxes attributable to the Section 338 Elections;

         (B) in the case or real or personal property, lease or license Taxes, and in the case of any assessments, utilities, and similar charges and expenses with respect to the Acquired Assets, by prorating between Fibreboard, on the one hand, and Buyer, on the other hand, by apportioning such items on a per diem basis, with Fibreboard liable for the period prior to and including the Closing Date, and Buyer responsible for the period after the Closing Date (it being understood that Buyer is responsible only for the portion of each such obligation attributable to the number of days after the Closing in the relevant assessment period and Seller is only responsible for the portion of each such obligation attributable to the number of days prior to (and including) the Closing in the relevant assessment period). Fibreboard and Buyer shall use their respective best efforts to prepare a schedule of prorations, prior to the Closing Date, which shall cover as many items to be prorated as practicable so that such prorations can be made at the Closing (the resulting amount owed by Buyer to Fibreboard is herein referred to as the "Estimated Proration Amount"). Such prorations shall be adjusted, if necessary, and completed after the Closing as soon as final information becomes available. Fibreboard and Buyer agree to cooperate and to use their best efforts to complete such prorations no later than thirty (30) days after the Closing Date;

         (C)  in the case of any Taxes not specifically covered by subsections
     (A) or (B) above, by apportioning the total Tax liability for such taxable year or period on the assumption that the taxable year or period includes and ends on the Closing Date, with income (or other applicable measure) apportioned in the same manner as provided in Treasury Regulation 1.1502-76(b)(2), it being understood that Buyer is responsible for all such Taxes of the Resort Group attributable to the periods (or portions thereof) beginning after the Closing Date (or deemed, pursuant to this section, to begin after the Closing Date), and that Seller is responsible for all such Taxes of the Resort Group attributable to the periods (or portions thereof) ending on or prior to the Closing Date (or deemed, pursuant to this section, to end on or prior to the Closing Date), provided, however, that any transfer, stamp, sales or use Taxes assessed or imposed solely as a result of the transactions contemplated by this Purchase Agreement shall be borne solely by Buyer.

    (iv) In connection with tax returns and information reports:

         (A) Seller shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of all Tax returns and information reports required by law to be filed in any jurisdiction in respect of the Resort Group on or prior to the Closing, and shall promptly deliver copies of all such returns and reports to Buyer, and Buyer shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of all Tax returns and information reports required by law to be filed in such jurisdiction in respect of the Resort Group after the Closing;

         (B) Control of any legal or administrative proceedings concerning any such Taxes, and entitlement to any refunds or awards with respect to any such Taxes, shall rest with the Party responsible for payment therefor under this Purchase Agreement.

         (C) In the event that any refund, rebate or similar payment is received by Seller or Buyer in respect of the Resort Group, and which payment pertains to the assessment period in which the Closing falls, the Parties agree that such payment will be apportioned between Seller or Buyer in accordance with the provisions of Section 11.15(iii); Seller shall notify Buyer in writing within thirty (30) days as to any examination by or disputes with taxing authorities that relate to periods of operating through and including the Closing Date and relate to the Resort Group which would affect the liability for Taxes of Buyer or the Acquired Corporations for any period after the Closing Date or that could result in Buyer owing money to Seller under any provisions in this Purchase Agreement. Buyer shall notify Seller in writing within thirty (30) days as to any examination by or disputes with taxing authorities that relate to the Resort Group which would affect the liability for Taxes of Seller or the Resort Group for any period on or prior to the Closing Date or that could result in Seller owing money to Buyer or the Resort Group under any provisions in this Purchase Agreement; and

         (D) The Parties shall cooperate, including, without limitation, in connection with any audits by Tax authorities and in the preparation of Tax returns, to avoid payment of duplicate or inappropriate Taxes in respect of the Acquired Corporations, and each party shall furnish, at the request of the other, proof of payment of such Taxes and any other documentation that may be a prerequisite to avoiding payment of a duplicate or inappropriate Tax.

    11.16 PAYMENT OF BML EARN-OUT. Buyer shall pay (or cause Bear Mountain to pay) to Fibreboard the BML Earn-Out to the extent provided in the terms set forth in SCHEDULE 11.16.

    11.17 PROMOTIONAL PROGRAMS. From and after Closing Buyer will cause the Acquired Corporations to honor all passes, discount coupons, Vertical Plus program awards and other similar promotional items previously issued by any of the Acquired Corporations (or their respective predecessors) prior to the Closing Date (except to the extent indemnifiable by Seller in accordance with Section 10.2 hereof).

    11.18 NONSOLICITATION OF EMPLOYEES. None of Fibreboard or any Affiliates thereof shall, prior to the third anniversary of the Closing Date, solicit any employee of Buyer, any Acquired Corporation or any Affiliate thereof or of any successor or assign of Buyer to leave such employment if such employee was at any time between the date hereof and the Closing an employee of any Acquired Corporation or Fibreboard.

    11.19 GUARANTEE BY BUYER. Subject to Section 11.1 hereof, Buyer hereby guarantees to Fibreboard the due and punctual payment and performance of obligations owing to Fibreboard by Acquired Corporations after Closing under this Purchase Agreement.

    IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase and Indemnification Agreement as of the Effective Date.

BUYER:

BOOTH CREEK SKI HOLDINGS, INC.,
a Delaware corporation


By: /s/ Jeffrey Joyce
   -----------------------------

Title: Vice President
      --------------------------

SELLER:

FIBREBOARD CORPORATION,
a Delaware corporation


By: /s/ Donald F. McAleenan
   -----------------------------

Title: Vice President
      --------------------------


NORTHSTAR:

TRIMONT LAND COMPANY,
a California corporation


By: /s/ Donald F. McAleenan
   -----------------------------

Title: Vice President
      --------------------------


SIERRA:

SIERRA-AT-TAHOE, INC.,
a Delaware corporation


By: /s/ Donald F. McAleenan
   -----------------------------

Title: Vice President
      --------------------------

BEAR MOUNTAIN:

BEAR MOUNTAIN, INC.,
a Delaware corporation


By: /s/ Donald F. McAleenan
   -----------------------------

Title: Vice President
      --------------------------

                                  APPENDIX 1

                                 DEFINED TERMS


    "ACCOUNTING PRINCIPLES" has the meaning set forth in Section 2.3(iii) of the Purchase Agreement.

    "ACQUIRED ASSETS" means all of each Acquired Corporation's right, title and interest (and, to the extent exclusively related to any Business, Fibreboard's right, title and interest, to the extent Fibreboard has the right to transfer such right, title and interest) in and to the following assets:

    (a) those certain parcels of land more fully described in APPENDIX 3 to the Purchase Agreement under the heading "Owned Real Property," together with all timber and water rights and other privileges and appurtenances thereto and all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon and together with all easements and rights-of-way used or useful in connection therewith (such land, rights, improvements and easements are collectively referred to herein as the "Owned Real Property");

    (b) the special use permits issued by the Forest Service, each of which is described on APPENDIX 3 to the Purchase Agreement under the heading "USFS Permits" (the "USFS Permits"), copies of which have been furnished to Buyer, to the extent that any such permit is transferable with the consent of the Forest Service and is not replaced with a new permit to be issued to the relevant Acquired Corporations, together with all rights and privileges under the USFS Permits and in and to the land described in the USFS Permits and in and to the plants, buildings, structures, installations, fixtures, improvements, betterments and additions situated thereon (such land, plants, buildings, structures, installations, fixtures, improvements, betterments and additions are collectively referred to herein as the "USFS Permitted Property");

    (c) the leases of the real property more fully described in APPENDIX 3 to the Purchase Agreement under the heading "Leased Real Property," together with all rights and privileges under such leases (hereinafter referred to collectively as the "Leased Real Property" and, together with the Owned Real Property and the USFS Permitted Property, collectively referred to as the "Real Property");

    (d) all ski lifts, pylons, towers, ski-lift machinery and equipment, snow-cats, snow-making facilities and other facilities and structures, buildings, installations, fixtures, improvements, betterments and additions located on or within the Real Property, machinery, equipment, service trucks, shuttle busses, golf carts, vehicles, tractors, spare tires and parts, tools, appliances, furniture, office furniture, fixtures, office supplies and office equipment, computers, computer terminals and printers, telephone systems, computer software, telecopiers and photocopiers, and other tangible personal property of every kind and description that are located upon or within the Real Property, which are owned or leased by any Acquired Corporation, or are utilized exclusively in connection with any Acquired Corporation's operations upon or within the Real Property, including, without limitation, the items listed on APPENDIX 3 to the Purchase Agreement under the heading "Tangible Personal Property" (collectively, the "Equipment and Improvements");

    (e) all of each Acquired Corporation's retail inventory (including, without limitation, all inventories of food and beverages and inventory customarily sold by any Acquired Corporation in new or used condition to the public) and non-retail inventory (including, without limitation, all inventories of ski rental equipment and employee and ski patrol jackets, parkas, pants and other uniform items, other than those which are customarily sold by Acquired Corporations in new or used condition to the public and which are included in Acquired Corporations' retail inventory), consumable supplies, spare parts and repair materials and any and all other inventories of each Acquired Corporation, an approximate summary of which retail and non-retail inventories currently on hand is set forth on APPENDIX 3 to the Purchase Agreement under the heading "Inventories," plus any replacements for or additions to such inventories acquired on or before the Closing Date, and minus any items of inventory sold by Acquired Corporation or consumed in the Ordinary Course of Business on or before the Closing Date (collectively, the "Inventories");

    (f) all trade names, trademarks, service marks, copyrights and trade secrets used by Fibreboard or any Acquired Corporation in (or owned by Fibreboard or any Acquired Corporation and useful in) the operation of its Business and listed on APPENDIX 3 to the Purchase Agreement under the heading "Intangible Property," and all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringement thereof and rights to protection of interests therein under the laws of applicable jurisdictions;

    (g) to the extent transferable, all contracts, leases, subleases and other agreements of Fibreboard or any Acquired Corporation, including all customer agreements, vendor agreements, purchase orders, equipment leases, installation agreements, computer software licenses and maintenance agreements, hardware lease or rental agreements, contract claims and all other arrangements and understanding related to the Businesses which are listed on APPENDIX 3 to the Purchase Agreement under the heading "Agreements" and all of each Acquired Corporation's rights and interests thereunder (collectively, the "Agreements");

    (h) all accounts receivable owned or held by any Acquired Corporation and reflected in the calculation of the Net Working Capital, which will be listed on APPENDIX 3 to the Purchase Agreement under the heading "Accounts Receivable";

    (i) all franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies with respect to the ownership, use or operation of any of the items identified in clauses (a) to (h) above (including any and all renewals and applications for renewals thereof);

    (j) all causes of action, choses in action and rights of recovery with respect to items identified in clauses (a) to (i) above; except (1) with respect to claims for harm to the Businesses that arose or arise prior to the Closing Date and (2) with respect to claims for which Seller has agreed to indemnify Buyer pursuant to Section 10.5 of the Purchase Agreement;

    (k) all books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, creative materials, advertising and promotional materials, studies, reports and other printed or written materials with respect to the ownership, use or operation of any of the items identified in clauses (a) to (i) above;

    (l)  each Acquired Corporation's goodwill related to its Business;

    (m) all of each Acquired Corporation's rights and remedies under warranty or otherwise, against a manufacturer, vendor or other Person for any defects in any Acquired Asset except to the extent such rights relate to Seller's Liabilities or to equipment replaced prior to Closing (and no longer used by the Acquired Corporations) or to the Yan lifts being replaced pursuant to the Doppelmayr Contract;

    (n) prepaid expenses of Acquired Corporations (or Fibreboard where exclusively related to the Resort Group) relating to the Resort Group;

    (o) Sierra's twenty-five (25) fully paid and non-assessable shares of the Tahoe Airline Guarantee Corp.;

    (p) the corporate charter, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, tax returns and related documents, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of any Acquired Corporation as a corporation; and

    (q) all other properties, assets and rights of every kind, character or description which are owned or used by any Acquired Corporation and which are not Excluded Assets.

Notwithstanding the foregoing, the Acquired Assets shall not include the following: (1) any insurance policies maintained by Seller or any Acquired Corporation; (2) any of the rights of Fibreboard under the Purchase Agreement; (3) any right to refunds of taxes, assessments or charges paid by, on behalf of or with respect to the Acquired Corporations, for periods on and prior to the Closing; (4) any assets which are identified under the heading "Excluded Assets" on APPENDIX 4 to the Purchase Agreement; and (5) all agreements between any Acquired Corporation and Fibreboard or any Affiliate of Fibreboard (other than another Acquired Corporation).

    "ACQUIRED CORPORATION(S)" has the meaning set forth in the preface of the Purchase Agreement.

    "ACQUIRED SHARES" has the meaning set forth in the Recitals of the Purchase Agreement.

    "ADJUSTMENT AMOUNT" has the meaning set forth in Section 2.3(iv) of the Purchase Agreement.

    "ADVERSE CONSEQUENCES" means all allegations, charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, interest, liens, losses, expenses and fees, including all attorneys' fees and court costs, costs of expert witnesses and other expenses of litigation.

    "AFFECTED EMPLOYEES" has the meaning set forth in Section 11.13(b) of the Purchase Agreement.

    "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

    "AGREEMENTS" has the meaning set forth in part (g) of the definition of "Acquired Assets."

    "ARBITRATION" means, with respect to the Final Adjustment or a valuation of any of the Excluded Assets for the purposes of Section 2.3(i) of the Purchase Agreement, the submission of issues in dispute to a firm of certified public accountants to be selected by agreement between the independent public accountants of Fibreboard and the independent public accountants of Buyer (the "Arbitrator"). If issues in dispute are submitted to the Arbitrator for resolution, (A) each of Buyer and

Fibreboard will furnish to the Arbitrator such workpapers and other documents and information relating to the disputed issues as the Arbitrator may request and are available to that Party or its Affiliates (or its independent public accountants), and will be afforded the opportunity to present to the Arbitrator any material relating to the determination and to discuss the determination with the Arbitrator, (B) the determination by the Arbitrator, as set forth in a notice delivered to each of Buyer and Fibreboard by such Arbitrator, will be binding and conclusive on the Parties (except for manifest error), and (C) Buyer and Fibreboard will each bear fifty percent (50%) of the fees of the Arbitrator for such determination.

    "ASSUMED LIABILITIES" means any and all of the following Liabilities and obligations (except for Liabilities for which Buyer is entitled to indemnification under Section 10.2 of the Purchase Agreement):

    (i) any and all Liabilities for which Buyer is or will become responsible in accordance with the terms of Sections 11.13, 11.14, 11.15,
11.16 and 11.17 of the Purchase Agreement;

    (ii) any and all Liabilities and obligations relating to or arising in connection with Environmental Conditions;

    (iii) any and all Liabilities and obligations of Seller or any of the Acquired Corporations (or any Affiliate of Seller) under the licenses, sublicenses, leases, subleases, contracts, agreements and other arrangements, franchises, approvals, permits, orders, registrations, certificates, variances and similar rights, in each case referred to in the definition of Acquired Assets (and related portions of APPENDIX 3 to the Purchase Agreement) and entered into or obtained or made prior to the Closing, unless such Liabilities or obligations relate to any violation or breach thereof by Seller or any Acquired Corporation (or any affiliate of Seller) prior to the Closing or the Liability or obligation relates to goods or services actually provided to Seller or an Acquired Corporation and was due and payable or accruable under generally accepted accounting principles prior to the Closing (but see clauses (ii) and (iv) of this definition);

    (iv) the accrued liabilities (and related obligations) used in the calculation of the Net Working Capital or Price Adjustment;

    (v) any and all Liabilities and obligations (other than Seller's Liabilities) relating to or arising in connection with the use, ownership or operation of the Acquired Assets or the Businesses, from and after the Closing; and

    (vi) Liabilities and obligations of Fibreboard under that certain severance agreement by and between Fibreboard and William A. Jensen, dated as of December 11, 1995.

    "BIG SPRINGS DEVELOPMENT PROJECT" means the improvements located at Northstar-at-Tahoe developed pursuant to the Big Springs Development Plan.

    "BML AGREEMENT" means that certain Asset Purchase Agreement, dated October 6, 1995, by and among S-K-I Ltd., Bear Mountain Ltd, Bear Mountain, Inc. and Fibreboard, as amended by Amendment No. 1 thereto dated October 19, 1995.

    "BML EARN-OUT" means the "Additional Consideration" as defined in and payable by Bear Mountain in accordance with the terms of Section 2.6 of the BML Agreement (but not including any amounts payable with respect to the 1995-1996 winter season or under Section 2.6.5 of the BML Agreement).

    "BUYER" has the meaning set forth in the preface of the Purchase
Agreement.

    "CASH" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with the Accounting Principles.

    "CLOSING" has the meaning set forth in Section 3.1 of the Purchase
Agreement.

    "CLOSING AMOUNT" has the meaning set forth in Section 2.3(iii) of the Purchase Agreement.

    "CLOSING DATE" has the meaning set forth in Section 3.1 of the Purchase Agreement.

    "CLOSING STATEMENT" has the meaning set forth in Section 2.3(iv) of the Purchase Agreement.

    "CODE" means the Internal Revenue Code of 1986, as amended, or its successor and any regulations promulgated thereunder.

    "CONTRACTS" means contracts, agreements, licenses, leases, subleases and other arrangements with other parties; EXCEPT FOR contracts, agreements, licenses, leases, subleases, permits and other arrangements issued by, or entered into with, any government or governmental agency.

    "CONTROLLED GROUP" means the Acquired Corporations and all Persons (whether or not incorporated) under common control or treated as a single employer with the Acquired Corporations pursuant to Sections 414(b), (c), (m) or (o) of the Code.

    "DEPOSIT" has the meaning set forth in Section 2.2 of the Purchase
Agreement.

    "DISCLOSURE SCHEDULE" has the meaning set forth in Section 4 of the Purchase Agreement (and is APPENDIX 2 attached to the Purchase Agreement).

    "EFFECTIVE DATE" has the meaning set forth in the preface of the Purchase Agreement.

    "ENVIRONMENTAL CONDITIONS" means the following conditions affecting the Acquired Assets (or any portion thereof):

    (a) the condition of any and all Real Property soils and soils surrounding or adjacent to any portion of the Real Property;

    (b) the condition of any and all surface waters and groundwater on, about, under, surrounding or adjacent to any portion of the Real Property;

    (c) environmental conditions in the areas surrounding any portion of the Real Property that could affect the quality of any portion of the Real Property and its potential uses;

    (d)  the existence of any storage tank;

    (e) Hazardous Materials in any state on, about, under, surrounding, adjacent to or emanating or originating from any of the Acquired Assets (including, without limitation, any portion of the Real Property), from any source whatsoever and however they came to be placed or located; and

    (f) the pre-Closing failure to comply with Environmental Laws, including any permits or approvals issued pursuant to such laws.

    "ENVIRONMENTAL LAW(S)" means any and all federal, state and local laws, regulations, ordinances, codes and policies, and any and all judicial or administrative interpretations thereof by governmental authorities relating to pollution or protection of the environment, of natural resources or of public health and safety, including, without limitation, those relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, release, transport or handling of Hazardous Materials, and any and all orders and consent decrees pursuant thereto relating to the Acquired Assets.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or its successor and any regulations promulgated thereunder.

    "ESCROW AGREEMENT" has the meaning set forth in Section 3.3(xiii) of the Purchase Agreement.

    "ESCROW HOLDER" means First Trust of California.

    "ESTIMATED PRICE ADJUSTMENT" has the meaning set forth in Section
2.3(iii).

    "ESTIMATED PRORATION AMOUNT" has the meaning set forth in Section 11.15 of the Purchase Agreement; PROVIDED, HOWEVER, that such amount shall be paid by delivery of cash payable by wire transfer or delivery of other funds which shall be immediately available to Fibreboard as of the Closing.

    "EXCLUDED ASSETS" means assets of the Acquired Corporations or Fibreboard which are expressly excluded from the definition of Acquired Assets or are set forth on APPENDIX 4 to the Purchase Agreement, none of which are intended to be transferred to Buyer either directly or indirectly as a result of the transactions contemplated by the Purchase Agreement except as may be contemplated by Sections 2.3(i) and 3.2(i) of the Purchase Agreement.

     "FIBREBOARD" has the meaning set forth in the preface of the Purchase Agreement.

     "FINAL ADJUSTMENT" has the meaning set forth in Section 2.3 of the Purchase Agreement.

     "FINANCIAL STATEMENTS" has the meaning set forth in Section 4.4 of the Purchase Agreement.

     "FOREST SERVICE" means the United States Forest Service.

     "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "HAZARDOUS MATERIALS" means substances which are explosive, corrosive, radioactive or toxic and any substances defined as hazardous substances, hazardous materials, toxic substances, toxic air contaminants or hazardous wastes under federal, state or local laws or regulations, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 ET SEQ.), the Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99-499, 100 Stat. 1617 (October 17, 1986)), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Hazardous Waste Control Law (California Health & Safety Code Section 25100 ET SEQ.), the Carpenter-Presley-Tanner Hazardous Substance Account Act (California Health & Safety Code Section 25300 ET SEQ.), the Hazardous
Materials Release Response Plans and Inventory Law (California Health & Safety Code Section 25500 ET SEQ.), the Air Toxics "Hot Spots" Information and Assessment Act of 1987 (California Health & Safety Code Section 44300 ET SEQ.) and all amendments to these laws and regulations adopted or publications promulgated pursuant to these laws. Hazardous Materials shall also include, without limitation, those asbestos-containing materials defined and described in Environmental Protection Agency Report No. 560/5-85-024 (June 1985), or any related or successor report, or other applicable government regulations defining or describing such materials.

     "INCOME TAX" means any federal, state, local or foreign income tax or franchise tax measured by income or gain, including any interest, penalty or addition thereto, whether disputed or not.

     "INDEMNIFIED PARTY" has the meaning set forth in Section 10.6 of the Purchase Agreement.

     "INDEMNIFYING PARTY" has the meaning set forth in Section 10.6 of the Purchase Agreement.

     "KNOWLEDGE" means actual knowledge without independent investigation.

     "LENDER" means First Interstate Bank of Nevada, as agent for lenders to the Resort Group.

     "LETTER OF INTENT" means the letter agreement dated August 29, 1996 between Booth Creek, Inc. and Fibreboard.

     "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) including, without limitation, any liability for Taxes.

     "NET WORKING CAPITAL" means, with respect to the Businesses (1) current assets (excluding cash and cash equivalents, real estate notes receivable and deferred income taxes), less (2) current liabilities (excluding accrued interest, profit sharing, salaries and wages (other than amounts accrued for vacation and personal leave, for which the Acquired Corporations will remain liable), income taxes, other taxes, workers' compensation and environmental reserves in excess of amounts accrued for Sierra). A calculation of Net Working Capital as of October 26, 1996 (assuming the elimination of intercompany balances as contemplated by the Purchase Agreement) is set forth as APPENDIX 6 to the Purchase Agreement.

     "OFFICERS" means the following individuals:

     - Michael R. Douglas, Senior Vice President, General Counsel and Secretary of Fibreboard;

     -    William A. Jensen, President-Resort Group;

     - Donald F. McAleenan, Deputy General Counsel and Vice President of Fibreboard;

     -    Nanci Northway, Director of Finance & Administration-Resort Group;

     -    John Rice, General Manager, Sierra;

     - John D. Roach, Chairman, President and Chief Executive Officer of Fibreboard;

     -    Tim Silva, General Manager, Northstar;

     -    Garold E. Swan, Vice President Finance;

     -    Catherine Thero, General Manager, Bear Mountain.

     "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "PARTIES" has the meaning set forth in the preface of the Purchase
Agreement.

     "PERMITTED EXCEPTIONS" means such exceptions which are standard or reasonable for title policies for real property such as the Real Property, and include, without limitation, the following: (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings; (b) easements for utilities, drainage or access;
(c) any other encumbrance, exception to title or lien arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money which individually or in the aggregate does not have a materially adverse effect on the Value of the Acquired Assets taken as a whole; and (d) exceptions, in addition to the foregoing, noted in preliminary title reports furnished to the Buyer prior to the Effective Date and reasonably approved by Buyer such approval to be evidenced by acceptance of the title policy referred to in
Section 7.1(vii) of the Purchase Agreement. For the purposes of this definition the threshold for a "materially adverse effect" is One Hundred Thousand Dollars ($100,000).

     "PERSON" means an individual, a partnership, a limited liability company, a corporation, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

     "PRICE ADJUSTMENT" has the meaning set forth in Section 2.3(iii).

     "PURCHASE AGREEMENT" means the Stock Purchase and Indemnification Agreement entered into as of the Effective Date among Buyer, Fibreboard and Acquired Corporations to which this APPENDIX 1 of defined terms is attached.

     "PURCHASE CONSIDERATIONS" means all factors and conditions relevant to the use, ownership or possession of the Acquired

Corporations, the Acquired Assets, or any portion thereof, including, without limitation, the following:

     (a)  Environmental Conditions;

     (b) the present and historical operations conducted by Acquired Corporations pertaining to the Acquired Assets;

     (c) the physical condition of the Acquired Assets, all utilities which are available to, or absent from, the Acquired Assets, all physical and functional aspects of the Acquired Assets and compliance with all covenants, conditions and restrictions binding upon the use of the Acquired Assets;

     (d) all factors affecting potential income which may be derived from, and other factors affecting, the operation of the Acquired Assets and the occupation or management of the Acquired Assets;

     (e) the suitability of the Acquired Assets for any and all uses which Buyer may conduct with respect thereto, and the habitability, merchantability, marketability, profitability or fitness for any particular use of any of the Acquired Assets;

     (f)  all matters relating to title to the Real Property; and

     (g) all operative and proposed local, municipal, regional, state or federal governmental laws, regulations and legal requirements to which any of the Acquired Corporations has been, is or may become subject, as well as the compliance of any Acquired Corporation (including, without limitation, its use or operation of the Acquired Assets) therewith (and including, without limitation, laws, regulations and legal requirements relating to taxes, assessments, leasing, occupancy, zoning, land use, subdivision, planning, building, fire, alcoholic beverage regulation, safety, health or environmental matters).

     "PURCHASE PRICE" has the meaning set forth in Section 2.2 of the Purchase Agreement.

     "REAL PROPERTY" has the meaning set forth in clause (c) of the definition of Acquired Assets.

     "RELATED PARTIES" means, with respect to any Party, such Party's officers, directors, shareholders, employees, agents, subsidiaries, affiliates and divisions, and their respective heirs, successors, representatives and assigns.

     "RESORT GROUP" has the meaning set forth in the Recitals to the Purchase Agreement.

     "SEASONAL ADJUSTMENT" means $7.5 million, less the product obtained by multiplying (a) the number of days, if any, prior to November 30, 1996, on which the Closing occurs, times (b) $50,000. For example, if the Closing Date is November 27, 1996, the Seasonal Adjustment is $7,500,000 - $150,000, or $7,350,000.

     "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge or other lien, OTHER THAN the following:

          (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings;

          (b) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation;

          (c) liens on goods in transit incurred pursuant to documentary letters of credit; and

          (d) purchase money liens and liens securing rental payments under capital lease arrangements.

     "SELLER'S LIABILITIES" means any and all of the following Liabilities (except that such Liabilities and obligations shall not include any Liabilities and obligations set forth in items (i) through (iv) or (vi) of the definition of Assumed Liabilities):

     (i) any and all Liabilities and obligations for which Fibreboard is responsible in accordance with the terms of Sections 11.13 and 11.15 of the Purchase Agreement;

     (ii) any and all Liabilities and obligations arising prior to Closing with respect to the Acquired Assets or the Acquired Corporations including, without limitation, (A) any litigation, action or proceeding to which Fibreboard or any Acquired Corporation is a party and which are attributable to periods prior to Closing (including, without limitation, all litigation, actions or proceedings referenced in the Disclosure Schedule), (B) all intercompany payables owed by any Acquired Corporation to Fibreboard or any of its Affiliates other than Acquired Corporations, and (C) all Liabilities and obligations relating to or arising in connection with the use, ownership or operation of the Acquired Assets or the Businesses prior to Closing;

     (iii) any and all Liabilities, if any, of Bear Mountain for failure to obtain consent to change in ownership under Section 2.6.5 of the BML Agreement; and

     (iv)  any and all Liabilities and obligations relating to the Excluded
Assets.

     "TANGIBLE PERSONAL PROPERTY" means all of the personal property assets set forth in the definition of Acquired Assets EXCEPT the "Intangible Property" described in subsection (f), the "Agreements" described in subsection (g) or any other Contracts, and assets described in subsections (h) and (j).

     "TAX" means any Income Tax and other taxes of any kind, levy or other like assessment, custom, duty, impost, charge or fee (including, without limitation, sales, use, gross receipts, ad valorem, transfer, transfer gains, value added, real or personal property, stamp, lease, license, payroll, transaction, utility, severance, production, environmental or other governmental taxes) other than Income Tax, imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax.

     "TITLE AGENT" means First American Title Company.

     "VALUE OF THE ACQUIRED ASSETS" means the value, to a commercially reasonable purchaser, of the Acquired Assets, taken as a whole, as modified by the Assumed Liabilities, taken as a whole.

     "WARN ACT" means the Worker Adjustment and Retraining Notification Act.

                                   INDEX

                                                                       PAGE
                                                                       ----
Accounting Principles. . . . . . . . . . . . . . . . . . . . . . . . . .  4
Affected Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
Alternative Transaction. . . . . . . . . . . . . . . . . . . . . . . . . 20
Bear Mountain. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Bear Mountain Business . . . . . . . . . . . . . . . . . . . . . . . . .  1
Bear Mountain Golf Course. . . . . . . . . . . . . . . . . . . . . . . .  1
Bear Mountain Ski Resort,. . . . . . . . . . . . . . . . . . . . . . . .  1
Businesses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
CIBC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Closing Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Closing Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Deposit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Deposit Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Employee benefit plan. . . . . . . . . . . . . . . . . . . . . . . . . . 12
Estimated Closing Balance Sheet. . . . . . . . . . . . . . . . . . . . .  4
Estimated Price Adjustment.. . . . . . . . . . . . . . . . . . . . . . .  4
Fibreboard . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1, 28
Final Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Final Closing Balance Sheet. . . . . . . . . . . . . . . . . . . . . . .  5
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Foreign person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
Indemnifying Party . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
Interim Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . 10
John Hancock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Material adverse effect. . . . . . . . . . . . . . . . . . . . . . . . . 21
Northstar. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Northstar Business . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

Northstar-at-Tahoe . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Price Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Resort Group . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Sellers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Sierra . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Sierra Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Sierra-at-Tahoe Ski Resort . . . . . . . . . . . . . . . . . . . . . . .  1
Survival Period. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
Threshold. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29



                                    -2-